Capital City Bank Group, Inc.
Reports First Quarter 2010 Results

TALLAHASSEE, Fla. (April 19, 2010) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported a net loss of $3.5 million, or $0.20 per diluted share for the first quarter of 2010 compared to a net loss of $3.4 million, or $0.20 per diluted share in the fourth quarter of 2009 and net income of $0.7 million, or $0.04 per diluted share for the first quarter of 2009.

The net loss reported for the first quarter of 2010 reflects a loan loss provision of $10.7 million, or $0.39 per diluted share versus $10.8 million, or $0.39 per diluted share for the linked fourth quarter of 2009 and $8.4 million, or $0.30 per diluted share in the first quarter of 2009.  Compared to the linked fourth quarter of 2009, lower operating expenses of $1.9 million contributed to earnings, but were offset by a $1.7 million reduction in operating revenues (net interest income plus noninterest income) and a lower tax benefit of $0.3 million.

“We believe many of the economic indicators across our footprint appear to be in the early stages of stabilization, but uncertainty and a weak economy continue to affect our banking markets.  Consumers and businesses alike appear to be waiting for more economic certainty and confidence before resuming traditional spending patterns or business expansion plans.  Although our margin remains strong at 4.21%, these market realities have adversely impacted loan volume and thereby our margin in recent quarters,” said William G. Smith, Jr., Chairman, President and Chief Executive Officer.  “Concerning credit quality, we are encouraged by positive developments in some of our underlying credit metrics, specifically, a slowdown in the level of gross additions to our problem loans.  Nonaccrual loans have declined for three consecutive quarters.  The slight increase in total nonperforming assets this quarter was driven by migration into restructured loans, which are accruing interest and other real estate, which is an end stage to resolution.  Migration of the problem loans from nonaccruing to the restructured and other real estate categories simply puts us in a stronger position to ultimately resolve these situations.”

“Without question, this is the most difficult operating environment our team has faced during our 20-30 year careers.  We believe the collective experience of our management team,  knowledge of our local markets, strength of our brand, healthy capital and the company’s underlying performance metrics will enable us to successfully manage through this current economic cycle and capitalize on opportunities as our markets recover,” said Smith.

The Return on Average Assets was -0.52% and the Return on Average Equity was -5.23% for the first quarter of 2010.  These metrics were -0.52% and -5.03%, respectively for the fourth quarter of 2009, and 0.11% and 0.94%, respectively for the comparable quarter in 2009.

Discussion of Financial Condition

Average earning assets were $2.358 billion for the first quarter of 2010, an increase of $120.7 million, or 5.4% from the fourth quarter of 2009, and an increase of $192.1 million, or 8.9% from the first quarter of 2009.  The improvement from the fourth quarter is primarily attributable to an increase in the overnight funds position of $190.5 million, partially offset by an $11.3 million and $58.5 million decrease in the investment and loan portfolios, respectively.  The improvement in the funds position primarily reflects core deposit growth and to a lesser extent an influx of public funds.  Average loans declined throughout the portfolio driven by reduction in the residential real estate and construction loan categories primarily reflecting the transfer of loans to the other real estate category as well as loan charge-offs.  Additionally, the portfolio has been impacted by diminished loan demand, primarily attributable to the weak economy, as we have experienced lower production levels in recent quarters.  Compared to the first quarter of 2009, the increase in average earning assets primarily reflects growth in the overnight funds position partially offset by a reduction in the loan portfolio and investment securities.  Our loan production levels began to decline during the second half of 2009 with the trend continuing through the recent quarter.

Nonperforming assets of $153.7 million increased from the linked fourth quarter by $9.6 million and from the first quarter of 2009 by $26.9 million.  Nonaccrual loans decreased $9.9 million and $33.8 million, respectively, from the same prior-year periods.  For the first quarter, the migration of loans into our problem loan pool slowed as the gross additions declined for the second straight quarter and the level of our past due loans improved significantly.  More specifically, gross additions to our portfolio of nonaccruing loans have declined in four of the last five quarters, including the first quarter of 2010.  Furthermore, our collection and loan work-out efforts continue to produce positive momentum reflective of the increased level of loans migrating into both the restructured loan and other real estate categories.  Restructured loans totaled $30.8 million at the end of the first quarter reflecting an increase of $9.2 million over year-end 2009 and $25.7 million over the first quarter of 2009.  Four large loans were added to the restructured category during the first quarter and reflect our efforts to alleviate these borrowers near term cash flow strains.  Our current restructured loan portfolio consists of 150 loans that are all on fully accruing status and maintain a weighted average interest rate of 5.86%.  Other real estate owned totaled $46.4 million at the end of the quarter compared to $36.1 million at year-end 2009 and $11.4 million at the end of the first quarter of 2009, reflecting the continued migration of our problem loan pool through the foreclosure process which has picked up momentum over the last two quarters.  Nonperforming assets represented 8.10% of loans and other real estate at the end of the first quarter compared to 7.38% at year-end 2009 and 6.39% at the end of the first quarter of 2009.  The increase in this percentage is partially attributable to a decline in loans outstanding.

Average total deposits were $2.249 billion for the first quarter, an increase of $158.8 million, or 7.6%, from the fourth quarter and an increase of $291.4 million, or 14.9%, from the first quarter of 2009.  On a linked quarter basis, the increase reflects core deposit growth of approximately $66.3 million resulting from a successful money market promotion, higher deposit balances maintained by several larger, non-public depositors, as well as continued growth in our Absolutely Free Checking (“AFC”) accounts.  Additionally, average public funds increased approximately $92.0 million from the linked quarter attributable to seasonal inflow and the addition of new relationships.  The money market account promotion, which was launched during the third quarter and concluded in the fourth quarter, has generated in excess of $100.0 million in new deposit balances and served to support our core deposit growth initiatives and to further strengthen the bank’s overall liquidity position.  Our AFC products continue to be successful as both balances and the number of accounts continue to post growth quarter over quarter.  The improvement from the first quarter of 2009 primarily reflects the increase in core deposits mentioned above.

We maintained an average net overnight funds (deposits with banks plus Fed funds sold less Fed funds purchased) sold position of $303.3 million during the first quarter of 2010 compared to an average net overnight funds sold position of $112.8 million in the fourth quarter of 2009 and an average overnight funds purchased position of $33.9 million in the first quarter of 2009.  The favorable variance as compared to both the fourth and first quarters of 2009, is primarily attributable to the growth in core deposits mentioned above and net reductions in both the loan and investment portfolios.  The investment portfolio was expanded at the end of the first quarter with the purchase of $50.0 million of US Treasuries in relatively short maturities.  If appropriate, we will continue to look to deploy a portion of the funds sold position in the investment portfolio during the second quarter.

Equity capital was $262.0 million as of March 31, 2010, compared to $267.9 million as of December 31, 2009 and $275.5 million as of March 31, 2009.  Our leverage ratio was 9.64%, 10.39%, and 11.25%, respectively, for the comparable periods.  Further, our risk-adjusted capital ratio of 14.16% at March 31, 2010 exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines.  At March 31, 2010, our tangible common equity ratio was 6.62%, compared to 6.84% at December 31, 2009 and 7.63% at March 31, 2009.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2010 was $24.5 million compared to $25.8 million for the fourth quarter of 2009 and $27.6 million for the first quarter of 2009.  The decrease of $1.3 million in net interest income on a linked quarter basis was due to two less calendar days, a shift in earning asset mix and unfavorable asset repricing, partially offset by a decrease in foregone interest on nonaccrual loans and lower interest expense.  Interest income was primarily impacted by declining balances in our investment and loan portfolios as well as continued unfavorable repricing in each of these portfolios. These unfavorable volume and rate variances were partially offset by a favorable variance in foregone interest on nonaccrual loans and a reduction in interest expense, primarily attributable to lower rates on certificates of deposit and subordinated notes payable.  With the exception of calendar days, the $3.1 million unfavorable variance over the first quarter of 2009 is primarily attributable to the trends as noted above in comparing the first quarter 2010 to fourth quarter 2009.

The net interest margin in the first quarter of 2010 was 4.21%, a decline of 38 basis points over the linked quarter and 95 basis points over the first quarter of 2009.  The lower margin is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a favorable variance in our average cost of funds.  Strong deposit growth in recent quarters has improved our liquidity position, but has adversely impacted our margin in the short term as a significant portion of this growth is currently invested in overnight funds.  When we determine what portion of this growth is permanent we will begin deploying the overnight funds into higher yielding earning assets.  As noted earlier, late in the first quarter we invested an additional $50 million in the investment portfolio.

The provision for loan losses for the current quarter was $10.7 million compared to $10.8 million in the linked fourth quarter of 2009 and $8.4 million for the first quarter of 2009.  The provision for the current quarter primarily reflects required reserves for loans added to impaired status during the quarter and to a lesser extent collateral devaluation on existing impaired loans.  An increase in loan loss factors also impacted the level of loan loss provision for the quarter.  Net charge-offs in the first quarter totaled $13.5 million, or 2.91%, of average loans compared to $11.8 million, or 2.42% in the linked fourth quarter of 2009 and $5.2 million, or 1.08% in the first quarter of 2009.  The increase in net charge-offs compared to the linked fourth quarter reflects losses recorded on three large previously impaired loans that are working through the foreclosure process – these loans were substantially reserved for in the prior quarter.  At quarter-end, the allowance for loan losses was 2.23% of outstanding loans (net of overdrafts) and provided coverage of 38% of nonperforming loans compared to 2.30% and 41%, respectively, at the end of the prior quarter.

Noninterest income for the first quarter decreased $444,000, or 3.1%, from the fourth quarter of 2009 and declined $75,000, or 0.53%, from the first quarter of 2009.  Compared to the linked fourth quarter, the decrease is attributable to lower deposit fees ($554,000) and retail brokerage fees ($207,000), partially offset by higher merchant fees ($320,000).  The reduction in deposit fees compared to the prior linked quarter reflects a two-day calendar variance, and a lower level of NSF/overdraft activity reflective of current economic conditions and a higher level of consumer awareness that have both impacted consumer and business spending habits.  The decline in retail brokerage fees was driven by lower trading volume by clients.  The increase in merchant fees reflects higher processing volume for our sole remaining merchant that is scheduled to convert to another processor early in the third quarter.  Compared to the first quarter of 2009, the slight decline is attributable to a lower level of merchant fees ($293,000) reflective of a higher number of remaining merchants in early 2009.  Partially offsetting the reduction in merchant fees was an increase in bank card fees ($256,000) primarily driven by growth in transaction accounts as well as a debit card rewards program that was implemented in late 2009.

Noninterest expense decreased $1.9 million, or 5.5%, from the fourth quarter of 2009 and increased $1.1 million, or 3.5%, over the first quarter of 2009.  The decrease compared to the fourth quarter was driven by lower expense for other real estate properties ($700,000), which includes holding costs as well as valuation adjustments due to property devaluation.  Lower expense for loan collection legal support ($215,000), professional fees ($554,000), advertising ($272,000), and intangible amortization ($301,000) also contributed to the decline for the quarter.  The reduction in legal expense was due to a lower level of legal assistance needed for complex loan work-out arrangements as well as various cost control strategies implemented to reduce this cost.  Professional fees was elevated in the fourth quarter due to a one-time payment to a consulting firm for services related to a review of our vendor maintenance contracts that will result in future cost reductions.  The decline in advertising expense primarily reflects lower direct mail costs for our ongoing AFC product promotion and, to a lesser extent, costs incurred in support of our money market account promotion, which was recognized in the fourth quarter of 2009.  Intangible amortization declined due to the fact that the scheduled amortization of one of our core deposit intangible assets concluded during the fourth quarter of 2009.  Compared to the first quarter of 2009, the increase in noninterest expense was attributable to higher expense for other real estate properties ($1.8 million), partially offset by lower pension plan expense ($618,000).

We realized a tax benefit of $2.7 million for the first quarter of 2010 and a tax benefit of $3.0 million for the fourth quarter of 2009, both of which primarily reflect the impact of a higher level of permanent book/tax differences (primarily tax exempt income) in relation to our book operating profit.  The reduction in benefit for the current quarter primarily reflects a lower level of tax exempt income.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices and 79 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2010	Dec 31, 2009	Mar 31, 2009
EARNINGS
Net Income	$(3,463)	(3,407)	$650
Diluted Earnings Per Common Share	$(0.20)	(0.20)	$0.04
PERFORMANCE
Return on Average Equity	-5.23%	-5.03%	0.94%
Return on Average Assets	-0.52%	-0.52%	0.11%
Net Interest Margin	4.21%	4.59%	5.16%
Noninterest Income as % of Operating Revenue	36.77%	36.30%	34.22%
Efficiency Ratio	85.00%	85.21%	75.07%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	12.81%	12.76%	13.09%
Total Capital Ratio	14.16%	14.11%	14.40%
Tangible Capital Ratio	6.62%	6.84%	7.63%
Leverage Ratio	9.64%	10.39%	11.25%
Equity to Assets	9.65%	9.89%	11.02%
ASSET QUALITY
Allowance as % of Non-Performing Loans	38.42%	40.77%	34.82%
Allowance as a % of Loans	2.23%	2.30%	2.04%
Net Charge-Offs as % of Average Loans	2.91%	2.42%	1.08%
Nonperforming Assets as % of Loans and ORE	8.10%	7.38%	6.39%
STOCK PERFORMANCE
High	$14.61	$14.34	$27.31
Low	$11.57	$11.00	$9.50
Close	$14.25	$13.84	$11.46
Average Daily Trading Volume	26,854	39,672	75,117

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME
Unaudited

(Dollars in thousands, except per share data)	2010 First Quarter	2009 Fourth Quarter	2009 Third Quarter	2009 Second Quarter	2009 First Quarter

INTEREST INCOME
Interest and Fees on Loans	$26,992	$28,582	$29,463	$29,742	$29,537
Investment Securities	990	1,097	1,323	1,437	1,513
Funds Sold	172	77	1	1	3
Total Interest Income	28,154	29,756	30,787	31,180	31,053

INTEREST EXPENSE
Deposits	2,938	2,964	2,626	2,500	2,495
Short-Term Borrowings	17	22	113	88	68
Subordinated Notes Payable	651	936	936	931	927
Other Long-Term Borrowings	526	542	560	566	568
Total Interest Expense	4,132	4,464	4,235	4,085	4,058
Net Interest Income	24,022	25,292	26,552	27,095	26,995
Provision for Loan Losses	10,740	10,834	12,347	8,426	8,410
Net Interest Income after Provision for Loan Losses	13,282	14,458	14,205	18,669	18,585

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,628	7,183	7,099	7,162	6,698
Data Processing Fees	900	948	914	896	870
Asset Management Fees	1,020	1,065	960	930	970
Retail Brokerage Fees	565	772	765	625	493
Gain on Sale of Investment Securities	5	-	4	6	-
Mortgage Banking Revenues	508	550	663	902	584
Merchant Fees	665	345	393	663	958
Interchange Fees	1,212	1,129	1,129	1,118	1,056
Gain on Sale of Portion of Merchant Services Portfolio	-	-	-	-	-
ATM/Debit Card Fees	963	892	876	884	863
Other	1,501	1,527	1,501	1,448	1,550
Total Noninterest Income	13,967	14,411	14,304	14,634	14,042

NONINTEREST EXPENSE
Salaries and Associate Benefits	16,779	16,121	15,660	16,049	17,237
Occupancy, Net	2,408	2,458	2,455	2,540	2,345
Furniture and Equipment	2,181	2,261	2,193	2,304	2,338
Intangible Amortization	710	1,010	1,011	1,010	1,011
Other	11,306	13,463	10,296	11,027	9,326
Total Noninterest Expense	33,384	35,313	31,615	32,930	32,257

OPERATING PROFIT	(6,135)	(6,444)	(3,106)	373	370
Provision for Income Taxes	(2,672)	(3,037)	(1,618)	(401)	(280)
NET INCOME	$(3,463)	$(3,407)	$(1,488)	$774	$650

PER SHARE DATA
Basic Earnings	$(0.20)	$(0.20)	$(0.08)	$0.04	$0.04
Diluted Earnings	$(0.20)	$(0.20)	$(0.08)	$0.04	$0.04
Cash Dividends	0.190	0.190	0.190	0.190	0.190
AVERAGE SHARES
Basic	17,057	17,034	17,024	17,010	17,109
Diluted	17,070	17,035	17,025	17,010	17,131

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2010 First Quarter	2009 Fourth Quarter	2009 Third Quarter	2009 Second Quarter	2009 First Quarter

ASSETS
Cash and Due From Banks	$52,615	$57,877	$79,275	$92,394	$81,317
Funds Sold and Interest Bearing Deposits	293,413	276,416	828	2,016	4,241
Total Cash and Cash Equivalents	346,028	334,293	80,103	94,410	85,558

Investment Securities, Available-for-Sale	217,606	176,673	183,944	194,002	195,767

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	169,766	189,061	203,813	201,589	202,038
Real Estate - Construction	79,145	111,249	128,476	153,507	154,102
Real Estate - Commercial	729,011	716,791	704,595	686,420	673,066
Real Estate - Residential	394,132	406,262	424,715	447,652	464,358
Real Estate - Home Equity	245,185	246,722	243,808	235,473	223,505
Consumer	224,793	233,524	241,672	241,467	243,280
Other Loans	6,888	10,207	7,790	7,933	8,068
Overdrafts	2,701	2,124	3,163	3,022	3,195
Total Loans, Net of Unearned Interest	1,851,621	1,915,940	1,958,032	1,977,063	1,971,612
Allowance for Loan Losses	(41,198)	(43,999)	(45,401)	(41,782)	(40,172)
Loans, Net	1,810,423	1,871,941	1,912,631	1,935,281	1,931,440

Premises and Equipment, Net	117,055	115,439	111,797	109,050	107,259
Intangible Assets	88,131	88,841	89,851	90,862	91,872
Other Assets	135,860	121,137	113,611	102,234	87,483
Total Other Assets	341,046	325,417	315,259	302,146	286,614

Total Assets	$2,715,103	$2,708,324	$2,491,937	$2,525,839	$2,499,379

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$446,855	$427,791	$397,943	$424,125	$413,608
NOW Accounts	890,570	899,649	687,679	733,526	726,069
Money Market Accounts	376,091	373,105	301,662	300,683	312,541
Regular Savings Accounts	130,936	122,370	122,040	123,257	121,245
Certificates of Deposit	438,488	435,319	440,666	424,339	416,326
Total Deposits	2,282,940	2,258,234	1,949,990	2,005,930	1,989,789

Short-Term Borrowings	18,900	35,841	103,711	73,989	68,193
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	50,679	49,380	50,665	52,354	53,448
Other Liabilities	37,738	34,083	56,269	57,973	49,518

Total Liabilities	2,453,144	2,440,425	2,223,522	2,253,133	2,223,835

SHAREOWNERS' EQUITY
Common Stock	171	170	170	170	170
Additional Paid-In Capital	36,816	36,099	36,065	35,698	35,841
Retained Earnings	239,755	246,460	253,104	257,828	260,287
Accumulated Other Comprehensive Loss, Net of Tax	(14,783)	(14,830)	(20,924)	(20,990)	(20,754)

Total Shareowners' Equity	261,959	267,899	268,415	272,706	275,544

Total Liabilities and Shareowners' Equity	$2,715,103	$2,708,324	$2,491,937	$2,525,839	$2,499,379

OTHER BALANCE SHEET DATA
Earning Assets	$2,362,640	$2,369,029	$2,142,804	$2,173,081	$2,171,620
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Deposit Base	2,572	3,233	4,196	5,159	6,121
Other	748	797	844	892	940
Interest Bearing Liabilities	1,968,551	1,978,551	1,769,310	1,771,035	1,760,709

Book Value Per Diluted Share	$15.34	$15.72	$15.76	$16.03	$16.18
Tangible Book Value Per Diluted Share	10.18	10.51	10.48	10.70	10.80

Actual Basic Shares Outstanding	17,063	17,036	17,032	17,010	17,010
Actual Diluted Shares Outstanding	17,076	17,037	17,033	17,010	17,031

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited
	2010	2009	2009	2009	2009
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$43,999	$45,401	$41,782	$40,172	$37,004
Provision for Loan Losses	10,740	10,834	12,347	8,426	8,410
Transfer of Unfunded Reserve to Other Liability	5	392	-	-	-
Net Charge-Offs	13,536	11,844	8,728	6,816	5,242

Balance at End of Period	$41,198	$43,999	$45,401	$41,781	$40,172
As a % of Loans	2.23%	2.30%	2.32%	2.12%	2.04%
As a % of Nonperforming Loans	38.42%	40.77%	40.90%	33.71%	34.82%
As a % of Nonperforming Assets	26.81%	30.54%	31.45%	29.09%	31.69%

CHARGE-OFFS
Commercial, Financial and Agricultural	$842	$712	$633	$388	$857
Real Estate - Construction	3,722	2,040	2,315	3,356	320
Real Estate - Commercial	4,631	1,584	1,707	123	1,002
Real Estate - Residential	3,727	7,377	3,394	2,379	1,975
Consumer	1,507	1,324	1,324	1,145	2,117

Total Charge-Offs	$14,429	$13,037	$9,373	$7,391	$6,271

RECOVERIES
Commercial, Financial and Agricultural	$77	$343	$64	$84	$74
Real Estate - Construction	-	5	150	-	385
Real Estate - Commercial	157	43	8	1	-
Real Estate - Residential	114	331	92	51	58
Consumer	545	471	331	439	512

Total Recoveries	$893	$1,193	$645	$575	$1,029

NET CHARGE-OFFS	$13,536	$11,844	$8,728	$6,816	$5,242

Net Charge-Offs as a % of Average Loans(1)	2.91%	2.42%	1.76%	1.39%	1.08%

RISK ELEMENT ASSETS
Nonaccruing Loans	$76,382	$86,274	$91,880	$111,039	$110,200
Restructured Loans	30,843	21,644	19,121	12,916	5,157
Total Nonperforming Loans	107,225	107,918	111,001	123,955	115,357
Other Real Estate	46,444	36,134	33,371	19,671	11,425
Total Nonperforming Assets	$153,669	$144,052	$144,372	$143,626	$126,783

Past Due Loans 90 Days or More	$-	$-	$486	$-	$-

Nonperforming Loans as a % of Loans	5.79%	5.63%	5.67%	6.27%	5.85%
Nonperforming Assets as a % of
Loans and Other Real Estate	8.10%	7.38%	7.25%	7.19%	6.39%
Nonperforming Assets as a % of Capital(2)	50.69%	46.19%	46.01%	45.67%	40.16%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2010			Fourth Quarter 2009			Third Quarter 2009			Second Quarter 2009			First Quarter 2009
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,886,367	27,180	5.84%	$1,944,873	28,813	5.88%	$1,964,984	29,695	6.00%	$1,974,197	29,954	6.09%	$1,964,086	29,724	6.14%

Investment Securities
Taxable Investment Securities	71,325	500	2.81%	72,537	498	2.74%	81,777	682	3.32%	89,574	742	3.31%	90,927	776	3.43%
Tax-Exempt Investment Securities	97,316	753	3.10%	107,361	921	3.43%	107,307	985	3.67%	106,869	1,067	4.00%	101,108	1,133	4.48%

Total Investment Securities	168,641	1,253	2.98%	179,898	1,419	3.15%	189,084	1,667	3.52%	196,443	1,809	3.68%	192,035	1,909	3.98%

Funds Sold	303,280	172	0.23%	112,790	77	0.27%	3,294	1	0.11%	4,641	1	0.10%	10,116	3	0.13%

Total Earning Assets	2,358,288	$28,605	4.92%	2,237,561	$30,309	5.38%	2,157,362	$31,363	5.77%	2,175,281	$31,764	5.86%	2,166,237	$31,636	5.92%

Cash and Due From Banks	54,873			69,687			76,622			81,368			76,826
Allowance for Loan Losses	(44,584)			(46,468)			(42,774)			(41,978)			(38,007)
Other Assets	329,842			314,470			306,759			291,681			281,869

Total Assets	$2,698,419			$2,575,250			$2,497,969			$2,506,352			$2,486,925

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$867,004	$384	0.18%	$740,550	$308	0.17%	$678,292	$257	0.15%	$709,039	$249	0.14%	$719,265	$225	0.13%
Money Market Accounts	374,161	689	0.75%	361,104	625	0.69%	301,230	281	0.37%	298,007	192	0.26%	321,562	190	0.24%
Savings Accounts	126,352	15	0.05%	122,158	16	0.05%	122,934	15	0.05%	123,034	15	0.05%	118,142	14	0.05%
Time Deposits	438,112	1,850	1.71%	439,654	2,015	1.82%	430,944	2,073	1.91%	417,545	2,044	1.96%	392,006	2,066	2.14%
Total Interest Bearing Deposits	1,805,629	2,938	0.66%	1,663,466	2,964	0.71%	1,533,400	2,626	0.68%	1,547,625	2,500	0.65%	1,550,975	2,495	0.65%

Short-Term Borrowings	30,673	17	0.22%	47,114	22	0.18%	97,305	113	0.45%	87,768	88	0.40%	85,318	68	0.32%
Subordinated Notes Payable	62,887	651	4.14%	62,887	936	5.83%	62,887	936	5.83%	62,887	931	5.86%	62,887	927	5.89%
Other Long-Term Borrowings	49,981	526	4.27%	50,026	542	4.30%	51,906	560	4.28%	52,775	566	4.30%	53,221	568	4.33%

Total Interest Bearing Liabilities	1,949,170	$4,132	0.86%	1,823,493	$4,464	0.97%	1,745,498	$4,235	0.96%	1,751,055	$4,085	0.94%	1,752,401	$4,058	0.94%

Noninterest Bearing Deposits	443,131			426,542			416,770			423,566			406,380
Other Liabilities	37,563			56,659			60,674			54,617			46,510

Total Liabilities	2,429,864			2,306,694			2,222,942			2,229,238			2,205,291

SHAREOWNERS' EQUITY:	$268,555			$268,556			$275,027			$277,114			$281,634

Total Liabilities and Shareowners' Equity	$2,698,419			$2,575,250			$2,497,969			$2,506,352			$2,486,925

Interest Rate Spread		$24,473	4.06%		$25,845	4.41%		$27,128	4.81%		$27,679	4.92%		$27,578	4.98%

Interest Income and Rate Earned(1)		$28,605	4.92%		$30,309	5.38%		$31,363	5.77%		$31,764	5.86%		$31,636	5.92%
Interest Expense and Rate Paid(2)		4,132	0.71%		4,464	0.79%		4,235	0.78%		4,085	0.75%		4,058	0.76%

Net Interest Margin		$24,473	4.21%		$25,845	4.59%		$27,128	4.99%		$27,679	5.11%		$27,578	5.16%